Exhibit 23.1

AJ Robbins CPA, LLC Certified Public Accountants

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors’ Report, dated March 29, 2021, on the financial statements of EVmo Inc. as of December 31, 2020, and 2019 and for each of the two years then ended in the Registration Statement on Form S-1 amendment No. 1 filed pursuant to Rule 462(b) of the Securities Act of 1933. I also consent to application of such report to the financial information in the Registration Statement, when such financial information is read in conjunction with the financial statements referred to in our report. Further I consent to being named as an as an “expert” in auditing and accounting in the registration statement.

Denver, Colorado

September 9, 2021

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566 (F)303-586-6261